Exhibit 3.1(r)

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 01208-1512

FORM MUST BE TYPED	Article of Entity Conversion of a	FORM MUST BE TYPED
Domestic Other Entity
to a Domestic Business Corporation

(General Law Chapter 156D, Section 9.53, 950 CMB 113.30)

(1)           Exact name of other entity: Conversent Communications of Massachusetts, LLC

(2)           A corporate name that satisfies the requirements of G.L. Chapter 156D, Section 401:

Conversent Communications of Massachusetts, Inc.

(3)           The plan of entity conversion was duly approved in accordance with the organic law of the other entity.

(4)           The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02(a) or permitted to be included in the article pursuant to G.L. Chapter 156D, Section 2.02(b).

ARTICLE I

The exact name of the corporation upon conversion is

Conversent Communications of Massachusetts, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business.  Please specify if you want a more limited purpose.(1)

(1)  Professional corporations governed by G.L. Chapter 156A must specify the professional activities of the corporation.

ARTICLE III

State the total number of shares and par value(2), if any, of each class of stock that the corporation is authorized to issue.  All corporations must authorize stock.  If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	100	$.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, finalizations and relative rights of each class or series.  The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued.  Please set forth the preferences, limitations and relative rights of each class or series and if desired, the required type and minimum amount of consideration to be received.

None

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

None

ARTICLE VI

Other invalid provisions, and if there are no such provisions, this article maybe left blank.

Note:      The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

(2)  G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law.  If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

ARTICLE VIII

The information contained in this article is not a permanent part of the articles of organization.

a.	The street address of the initial registered office of the corporation in the commonwealth:
101 Federal Street, Suite 300, Boston, MA 02110

b.	The name of its initial registered agent at its registered office:
CT Corporation System

c.

The names and addresses of the individuals who will serve as the initial directors, president, treasurer and secretary of the corporation (an address need not be specified if the business address of the officer or director is the same as the principal office location):

President:	Robert Shanahan

Treasurer:	Robert C. Fanch, 1873 South Bellaire Street, Suite 1550, Denver, Colorado 80222

Secretary:	David L. Mayer

Director(s):	Robert C. Fanch, 1873 South Bellaire Street, Suite 1550, Denver, Colorado 80222

The                                  corporation                                            a list of shareholders with residential addresses and                                        certificates of the appropriate regulatory board.

d.	The fiscal year end of the corporation:
December 31

e.	A brief description of the type of business in which the corporation intends to engage:
to provide telecommunications services

f.	The street address of the principal office of the corporation;
313 Boston Post Road West, Marlborough, MA 01752

g.	The street address where the records of the corporation required to be kept in the commonwealth are located is:
313 Boston Post Road West, Marlborough, MA 01752, which is
(number, street, city or town, state, zip code)

☒                                  its principal office:

☐                                    an office of its transfer agent:

☐                                    an office of its secretary/assistant secretary:

☐                                    its registered office:

Signed by:	/s/ David L. Mayer
(signature of authorized individual)

☐                                    Chairman of the board of directors,

☐                                    President,

☒                                  Other officer,

☐                                    Court-appointed fiduciary

on this 11th day of April, 2005